UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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BlueLinx Holdings Inc.
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BlueLinx Holdings Inc.
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
April 21, 2020
Dear Stockholder:
I am pleased to invite you to the 2020 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 1950 Spectrum Circle, Marietta, Georgia 30067, on Thursday, May 21, 2020, at 11:00 a.m. Eastern Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, we strongly encourage you to promptly complete, date, sign, and mail the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

On behalf of the Board of Directors, management, and associates of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,
Mitchell B. Lewis
President and Chief Executive Officer

BlueLinx Holdings Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of BlueLinx Holdings Inc. (the “Annual Meeting”) will be held at our headquarters at 1950 Spectrum Circle, Marietta, Georgia 30067, on Thursday, May 21, 2020, at 11:00 a.m. Eastern Time, for the following purposes:

1.	to elect six directors to hold office until the 2021 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our current fiscal year ending January 2, 2021, which we refer to as “fiscal 2020”;

3.	to hold an advisory, non-binding vote to approve the executive compensation described in this proxy statement; and

4.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 26, 2020, will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 and 3.

Your vote is important. Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid reply envelope. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the outbreak of the coronavirus known as COVID-19, and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. For that reason, we reserve the right to reconsider the date, time, location, and/or means of convening the Annual Meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on the date, time, location, and how to participate in the meeting will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors,

Justin B. Heineman
Vice President, General Counsel, and Corporate Secretary
April 21, 2020
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 21, 2020
BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.
You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting www.proxyvote.com:

•	Notice of 2020 Annual Meeting of Stockholders to be held on Thursday, May 21, 2020;

•	Proxy Statement for 2020 Annual Meeting of Stockholders to be held on Thursday, May 21, 2020; and

•	Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

These proxy materials are available free of charge and will remain available through the conclusion of the 2020 Annual Meeting of Stockholders. In accordance with the rules of the United States Securities and Exchange Commission, the proxy materials on the site are searchable, readable, and printable; and the site does not have “cookies” or other tracking devices that identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2020 Annual Meeting of Stockholders or any adjournment or postponement of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” References in this proxy statement to 2020 or fiscal 2020 refer to our current fiscal year, ending January 2, 2021. References to 2019 or fiscal 2019 refer to the fiscal year ended December 28, 2019. References to 2018 or fiscal 2018 refer to the fiscal year ended December 29, 2018. References to 2017 or fiscal 2017 refer to the fiscal year ended December 30, 2017. All fiscal years referenced comprise a 52-week year except for 2020 or fiscal 2020 which is comprised of a 53-week year.

Copies of this proxy statement, the accompanying proxy card, and the annual report will first be mailed to stockholders on or about April 21, 2020. The proxy statement and annual report are also available on the Investor Relations page of our website at www.BlueLinxCo.com and at www.proxyvote.com.

Attending the Annual Meeting

The Annual Meeting will be held at our headquarters at 1950 Spectrum Circle, Marietta, Georgia 30067, on Thursday, May 21, 2020, at 11:00 a.m. Eastern Time. For directions to the meeting, please contact our Investor Relations department at (866) 671-5138. Holders of our common stock as of the close of business on March 26, 2020, will be entitled to attend and vote at the meeting.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the outbreak of the coronavirus known as COVID-19, and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. For that reason, we reserve the right to reconsider the date, time, location, and/or means of convening the Annual Meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on the date, time, location, and how to participate in the meeting will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

i

BLUELINX HOLDINGS INC.
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
770-953-7000
GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 21, 2020, and any adjournment or postponement thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters at 1950 Spectrum Circle, Marietta, Georgia 30067 on Thursday, May 21, 2020, at 11:00 a.m. Eastern Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 21, 2020. Our Form 10-K for the fiscal year ended December 28, 2019, accompanies this proxy statement, as part of our 2019 Annual Report.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the outbreak of the coronavirus known as COVID-19, and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. For that reason, we reserve the right to reconsider the date, time, location, and/or means of convening the Annual Meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on the date, time, location, and how to participate in the meeting will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2020 Annual Meeting of Stockholders of BlueLinx Holdings Inc.

Who is entitled to vote?

Only our stockholders of record at the close of business on March 26, 2020, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting, and vote the shares of our common stock that they held on that date at the meeting, or any adjournment or postponement thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.

Who can attend the meeting?

Only stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, to be admitted to the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to be admitted to the meeting. If you are a stockholder of record, your name will appear on our stockholder list.

What will I vote on?

Three items:

•	the election of six directors to our Board;

•	the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal 2020; and

•	a non-binding, advisory vote to approve the executive compensation described in this proxy statement.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if an unforeseen matter is raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

How many votes must be present to conduct business at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 9,366,641 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How do I vote?

You may vote by completing and properly signing the accompanying proxy card and returning it to us. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares and complete and return that proxy in accordance with the instructions therein.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation, or a duly executed proxy bearing a later date, with our Corporate Secretary, at our principal executive offices: BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Our Board recommends a vote FOR the election of the nominated slate of six directors, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2020, and FOR the approval of the executive compensation described in this proxy statement.

What vote is required to approve each item?

Election of Directors. A nominee will be elected as a director if he or she receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the six director nominees receiving the most votes will be elected. Broker non-votes and votes to “withhold authority” for all or some nominees will have no effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2020. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain BDO USA, LLP as our independent registered public accounting firm for fiscal 2020. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Approval on a non-binding, advisory basis, of the compensation of the Company’s named executive officers. Adoption of the resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables, and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

•	FOR the election of each of the director nominees to the Board listed on the proxy card;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2020; and

•	FOR the approval, on an advisory, non-binding basis, of the executive compensation described in this proxy statement.

How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees, and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing, and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. The materials will be available, as of the date they were first mailed to our stockholders, by visiting www.proxyvote.com. In addition, this proxy statement and our Annual Report on Form 10-K are available on the Investor Relations page of our website at www.BlueLinxCo.com.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board is currently authorized to consist of six members and we currently have six members, each with a term expiring at the 2020 Annual Meeting of Stockholders. Our Board, based on the recommendation of our Nominating and Governance Committee and pursuant to our bylaws, nominated Karel K. Czanderna, Dominic DiNapoli, Kim S. Fennebresque, Mitchell B. Lewis, Alan H. Schumacher, and J. David Smith, all current members of our Board, for re-election at the 2020 Annual Meeting of Stockholders. At the 2020 Annual Meeting of Stockholders, proxies cannot be voted for a greater number of individuals than the six nominees named in this proxy statement.

Each director elected will hold office until the next annual meeting of stockholders or until the election of his or her successor. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. The Board believes each nominee for director will be able to stand for election. In addition, each of the persons nominated for election have agreed to serve if elected. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following director nominees:

Karel K. Czanderna        Mitchell B. Lewis
Dominic DiNapoli        Alan H. Schumacher
Kim S. Fennebresque         J. David Smith

A nominee will be elected as a director if he or she receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the six director nominees receiving the most votes will be elected. Broker non-votes and votes to “withhold authority” for all or some nominees will have no effect on the election of directors.

Information about Nominees

Information about each nominee for director, including the experience that led the Board to conclude that the nominee should serve as a director of the Company, is set forth below. All of the director nominees are currently serving on the Board.

Name	Age	Position
Mitchell B. Lewis	58	President, Chief Executive Officer and Director (since 2014)
Kim S. Fennebresque	70	Non-Executive Chairman of the Board of Directors (Director since 2013, Chairman since 2016)
Karel K. Czanderna	63	Director (since 2018)
Dominic DiNapoli	65	Director (since 2016)
Alan H. Schumacher	73	Director (since 2004)
J. David Smith	71	Director (since 2017)

Mitchell B. Lewis has served as our President and Chief Executive Officer, and as a member of our Board, since January 2014. Mr. Lewis has held numerous leadership positions in the building products industry since 1992. Mr. Lewis served as a director and as President and Chief Executive Officer of Euramax Holdings, Inc., a building products manufacturer, from February 2008 through November 2013. Mr. Lewis also served as Chief Operating Officer in 2005, Executive Vice President in 2002, and group Vice President in 1997 of Euramax Holdings, Inc. and its predecessor companies. Prior to being appointed group Vice President, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis is currently a director of GMS Inc. (NYSE:GMS). Mr. Lewis received a Bachelor of Arts degree in Economics from Emory University, and a Juris Doctor degree from the University of Michigan.

Mr. Lewis’s position as our Chief Executive Officer, financial expertise, management advisory expertise, and industry experience qualify him to serve on, and be a valuable member of, the Board.

Kim S. Fennebresque has served as a member of our Board since May 2013 and became Chairperson in May 2016. Mr. Fennebresque currently serves as a senior advisor to Cowen Group Inc. (“Cowen”), a financial services company. He previously served as Chairman and Chief Executive Officer of Cowen and its predecessor SG Cowen from 1999 to 2008. Mr. Fennebresque currently serves on the Board of Directors of Ally Financial Inc. (NYSE:ALLY), Albertson’s LLC, and BAWAG Group, AG (VIE:BG). Mr. Fennebresque served on the Board of Directors of Ribbon Communications (NASDAQ: RBBN) from October 2017 to March 2020, and as Chairman of Dahlman Rose & Co., LLC (“Dahlman”), a financial services company, from 2010 to 2012, and as Chief Executive Officer of Dahlman from July 2011 until August 2012. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS, and was a general partner and co-head of investment banking at Lazard Frères & Co. Mr. Fennebresque also held various positions at The First Boston Corporation (now Credit Suisse). He is a graduate of Trinity College and Vanderbilt Law School.
Mr. Fennebresque’s business experience, background in finance, and industry knowledge qualify him to serve on, and be a valuable member of, the Board.
Karel K. Czanderna has served as a member of our Board since January 2018. Since September 2018, Ms. Czanderna has acted as an independent consultant. Before that, Ms. Czanderna was President and Chief Executive Officer, and a director of Flexsteel Industries, Inc. (NASDAQ:FLXS, “Flexsteel”) from July 2012 until her retirement in September 2018. Prior to joining Flexsteel, Ms. Czanderna served as Group President of Building Materials for Owens Corning (NYSE:OC). She also previously held various executive management positions with Whirlpool Corporation (NYSE:WHR) including Vice President, North America Cooking Products, Vice President & General Manager, Global KitchenAid and Jenn-Air Businesses, and Vice President, Global Refrigeration. Ms. Czanderna began her career with Eastman Kodak Company (NYSE:KODK), where she served in a variety of leadership roles over 18 years. Ms. Czanderna also currently sits on the boards of Weber-Stephen Products LLC and Balcan Plastics Ltd. She has previously served on the boards of A&E Factory Service LLC, Bremson, Inc., Clarkson University, American Home Furnishings Alliance, and the Greater Dubuque Development Corporation. Ms. Czanderna earned a Bachelor of Science degree in Physics from Clarkson University, and a Ph.D. in Materials Science and Engineering from Cornell University.
Ms. Czanderna’s business experience, management advisory expertise, and experience as an officer and director of public companies qualify her to serve on, and be a valuable member of, the Board.
Dominic DiNapoli has served as a member of our Board since May 2016. Most recently, Mr. DiNapoli served as a senior consultant to FTI Consulting, a global business advisory firm, until his retirement in December 2019. Before that, he held several positions within that company including Vice Chairman from 2011 through 2014, and Executive Vice President and Chief Operating Officer from 2004 through 2011. From 2002 to 2004, Mr. DiNapoli served as a Senior Managing Director and leader of FTI Consulting’s corporate finance/restructuring practice. From 1998 to 2002, Mr. DiNapoli was a Managing Partner of PricewaterhouseCoopers LLP’s U.S. business recovery services practice. Since January 1, 2016, Mr. DiNapoli has served as a consultant to Cerberus Capital providing consulting services, as requested, to portfolio companies.
Mr. DiNapoli’s financial expertise, management advisory expertise, and experience as a public company executive qualify him to serve on, and be a valuable member of, the Board.
Alan H. Schumacher has served as a member of our Board since May 2004. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller, and Chief Accounting Officer. Mr. Schumacher is currently a director of Warrior Met Coal, Inc. (NYSE:HCC), Evertec, Inc. (NYSE:EVTC), Blue Bird Corp. (NASDAQ:BLBD), and Albertson’s LLC. He was a director of Noranda Aluminum Holding Corporation from 2008 through 2016, and Quality Distribution, Inc. from 2004 through 2015. Mr. Schumacher was also a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher received a Bachelor of Science degree in Accounting from the University of Illinois at Chicago, and a Master’s degree in Business Administration from Roosevelt University.
Mr. Schumacher’s financial expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, and experience as an officer and director of public companies qualify him to serve on, and be a valuable member of, the Board.

J. David Smith has served as a member of our Board since May 2017. Mr. Smith served as Chief Executive Officer and President of Euramax International, Inc. beginning in 1996, and served as the Chairman of its board of directors beginning in 2002, until his retirement in 2008. Before joining Euramax, Mr. Smith served as President of Alumax Fabricated Products, Inc. and as an officer of Alumax, Inc. from 1988 to 1996. He began his career serving in numerous senior management roles at Howmet Building Products, Inc. Mr. Smith has served as a member of the boards of directors of Henry Company since 2017, Gypsum Management & Supply Inc. (NYSE:GMS) since 2014, and Commercial Metals Company (NYSE:CMC) since 2004. Mr. Smith served as Chairman of the board of directors of Select Interior Concepts, Inc. (NASDAQ:SIC) from February 2019 to April 2020, and Chairman of the board of directors of both Siamons International, Inc. until 2018, and Nortek, Inc. (NASDAQ:NTK) until 2016, where he also served as interim Chief Executive Officer in 2011. He also previously served as a director of Diversitech, Inc., Houghton International Inc., and Air Distribution Technologies, Inc. until 2014. Mr. Smith has extensive operating and management experience in private and public international metals and building products companies. Mr. Smith received a Bachelor of Arts degree in Political Science from Gettysburg College.
Mr. Smith’s financial expertise, management advisory expertise, and experience as an officer and director of public companies qualify him to serve on, and be a valuable member of, the Board.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for fiscal year 2020. BDO USA, LLP has served as our independent registered public accounting firm since April 8, 2015.

While stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of BDO USA, LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

BDO USA, LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of BDO USA, LLP will be present at the 2020 Annual Meeting of Stockholders to make a statement if they choose to do so and to respond to appropriate questions from our stockholders.

Our Board recommends a vote FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2020.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2020. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain BDO USA, LLP as our independent registered public accounting firm for fiscal 2020. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by BDO USA, LLP for professional services for fiscal years 2019 and 2018, respectively, by category as described in the notes to the table:

	2019	2018
Audit Fees (1)	$1,509,640	$1,566,322
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	24,000	—
TOTAL	$1,533,640	$1,566,322
_________________________

(1)
Consists of fees related to audits of our consolidated financial statements, reviews of interim financial statements, and disclosures in filings with the Securities and Exchange Commission. Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
There were no audit-related fees, which consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” in fiscal 2019 and fiscal 2018.

(3)
There were no tax fees, which consist of fees for professional services provided for the review of tax returns prepared by the company; assistance with international tax compliance; or assistance related to the tax impact of proposed and completed transactions in fiscal 2019 and fiscal 2018.

(4)	Consists of fees in fiscal 2019 related to the Company’s filing of a shelf registration statement on Form S-3.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member are presented to the full Audit Committee at subsequent scheduled meetings.

PROPOSAL 3:
NON-BINDING, ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding, advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” (“CD&A”) and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions. At our 2017 Annual Meeting, our stockholders voted to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently intend to hold annual say-on-pay votes. At our 2019 Annual Meeting of Stockholders, our stockholders approved our say-on-pay proposal, with over 91 percent of the votes cast approving the 2018 executive compensation described in our 2019 proxy statement. Based on this strong support from our stockholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our stockholders.

As discussed below in the CD&A, our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of our key goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account both performance by the Company and the individual’s impact on that performance;

•	Performance is measured against pre-established goals, which we believe enhances our executives’ performance;

•	A significant portion of compensation should be variable based on performance; and

•	Total compensation opportunity should be comparable with compensation programs of companies with which we compete for executive talent.

The Compensation Committee periodically reviews and revises our executive compensation programs to assess their appropriateness relative to market practices for similar positions in our industry data obtained from consultation with Meridian Compensation Partners, LLC (f/k/a Hewitt Associates) (“Meridian”), informal market surveys, various trade group publications, and other publicly available information. In addition, as discussed below in the CD&A, the Compensation Committee is closely monitoring the outbreak of the coronavirus known as COVID-19, and the potential impacts it may have on our compensation philosophy and programs.

Our Board recommends a vote FOR the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion, is hereby approved.”

Adoption of the resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the CD&A, compensation tables, and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.

MORE INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings

Our Board met six times during 2019. Each incumbent director attended at least 75% of the Board and committee meetings that such director was entitled to attend during 2019. While we do not have a formal attendance policy, all of our directors are encouraged to attend our Annual Meeting of Stockholders. All of our six current directors attended the 2019 Annual Meeting of Stockholders.
Independence

Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC, and applicable rules and regulations of the New York Stock Exchange (“NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. The Board has determined that all of our directors meet the independence standards promulgated under the listing standards of the NYSE, except for Mr. Lewis, as he is the Company’s President and Chief Executive Officer. The Board currently is comprised of a majority of independent directors and will continue to be comprised of a majority of independent directors if the six persons nominated by the Board for election as directors are elected.
Board Structure and Risk Oversight

We have separate persons serving as Chairman of the Board and Chief Executive Officer. Kim S. Fennebresque, a non-employee independent director, serves as our Chairman of the Board. Mitchell B. Lewis is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high-level strategic planning for the Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. The Chairman is elected annually by the Board immediately following the Annual Meeting. We believe this structure is appropriate for the Company at this time as it keeps Board leadership separate from operational management.

Our Board monitors our exposure to a variety of risks. Risks may be addressed from time to time by the full Board or by one or more of our Board committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate committee. Our Audit Committee Charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department, and the independent auditors our major financial and enterprise risk exposures and the steps management has taken to monitor, control, and minimize such exposures. Liquidity risk, credit risk, and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting department, which provides regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. The Nominating and Governance Committee is responsible for monitoring risk of fraud and other misconduct by reviewing related-party transactions and waivers to our Code of Ethical Conduct. General business and operational risks are handled primarily by senior executive management and discussed during regular Board meetings as necessary. The Company also has established a risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with identifying, monitoring, and addressing the Company’s risks.

In response to the rapidly evolving situation involving the coronavirus pandemic, we also assembled a cross-disciplinary team of executive officers and key employees to monitor the pandemic, identify and respond to risks to our business and associates, and identify and implement measures to help support safe and continuous operations. We are committed to maintaining the health, safety, and well-being of our people and the communities in which we live and work during this time of crisis. Our Board has been actively engaged with management in monitoring the business and market developments and other effects of the coronavirus outbreak, and management is in regular communication with the Board about the assessment and management of the significant risks to the company and impact on our business.

Lead Director

The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive Board sessions. Mr. Fennebresque, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director at our principal executive offices, BlueLinx Holdings Inc., c/o Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the three standing committees described below. The charter for each of these committees, as currently in effect, may be found on our website, www.BlueLinxCo.com. Each of these committees has the right to retain its own legal counsel and other advisors.

The Audit Committee

Our Board established a separately-designated standing Audit Committee whose purpose is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee met eight times in 2019.
The Audit Committee currently consists of Messrs. Schumacher (Chairman) and DiNapoli, and Ms. Czanderna. Based on its review, the Board has affirmatively determined that the directors serving on the Audit Committee have no material relationship with us or are involved in any other matter of any kind that would impair their independence and, therefore, satisfy the requirements to be considered independent under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC and that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher neither impairs his ability to serve on the Audit Committee, nor represents or in any way creates a conflict of interest for the Company.
The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.BlueLinxCo.com. Additionally, the Audit Committee Charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Pursuant to the terms of its written charter, the Audit Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Audit Committee.

The Audit Committee has adopted a procedure to receive allegations related to any fraudulent accounting issues through a toll-free telephone number as set forth in our Code of Ethical Conduct. See “Corporate Governance Guidelines and Code of Ethical Conduct” below.

The Compensation Committee

The purpose of the Compensation Committee is to assist our Board in fulfilling its oversight responsibilities relating to the Company’s compensation and employment benefit plans, policies, and programs. The Compensation Committee establishes, among other things, the compensation of our executive officers. The Compensation Committee also administers our equity incentive programs and establishes the terms of our grants under these plans. The Compensation Committee currently consists of Messrs. Smith (Chairman) and Fennebresque, and Ms. Czanderna. The Compensation Committee met four times during 2019. As discussed above, our Board has affirmatively determined that Messrs. Smith and Fennebresque, and Ms. Czanderna each are independent directors and satisfy the requirements to be considered independent under the listing standards of the NYSE applicable to compensation committee membership.
The Compensation Committee has continued to engage Meridian as its independent compensation consultant to serve as an advisor to the Committee on executive and outside director compensation issues and to provide recommendations as to executive and outside director compensation levels. Meridian provided an updated compensation benchmarking study to the Compensation Committee in March 2019. The Compensation Committee reviewed the updated benchmarking study and utilized this study in making compensation decisions for fiscal 2019. The Committee has evaluated Meridian’s independence as its compensation consultant by considering each of the independence factors adopted by the NYSE and the SEC. Based on such evaluation, the Committee determined that there are no conflicts of interest between any of our directors or executive officers and Meridian.
The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.BlueLinxCo.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to executive officers of the Company.

For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” in this proxy statement.

The Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to assist our Board in fulfilling its oversight responsibilities relating to our director nominations process, as well as developing and maintaining our corporate governance policies. The Nominating and Governance Committee has the authority, among other things, to (1) oversee the composition of the Board and its committees; (2) develop and maintain the Company’s corporate governance policies and related matters, including evaluating any waivers to the Company’s Code of Ethical Conduct; (3) establish and oversee a process for the annual evaluation of the Board and each committee; (4) review and approve or ratify all related-party transactions or relationships involving a Board member or officer of the Company; (5) oversee executive management succession planning; (6) review requests by executive management to serve on outside board of directors of other for-profit companies; (7) identify and communicate to the Board relevant current and emerging corporate and governance trends, issues, and practices, and oversee the continuing education program for directors and the orientation program for new directors; and (8) make recommendations regarding director compensation.

The Nominating and Governance Committee currently consists of Messrs. DiNapoli (Chairman), Schumacher, and Smith. The Nominating and Governance Committee met five times during fiscal 2019. As discussed above, our Board has affirmatively determined that Messrs. DiNapoli, Schumacher, and Smith are each independent directors.

The Nominating and Governance Committee operates pursuant to a written charter, a copy of which can be found on our website at www.BlueLinxCo.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067.

Director Nomination Process

Our Nominating and Governance Committee is responsible for identifying and evaluating director candidates from time to time. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Nominating and Governance Committee encourages all directors, independent or otherwise, to identify potential director nominees. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Nominating and Governance Committee considers relevant.

During the evaluation process, our Nominating and Governance Committee seeks to identify director candidates with the highest personal and professional ethics, integrity, and values. While it has not adopted a formal written diversity policy, in the context of the needs of our Nominating and Governance Committee at any given point in time, our Nominating and Governance Committee intends to seek more diversity on the Board. Furthermore, the Nominating and Governance Committee will seek candidates with diverse experience in business, sales, and other matters relevant to a company such as ours. In addition, the Nominating and Governance Committee considers factors that it deems appropriate when selecting director nominees, including, without limitation, independence, education, prominence in their profession, accounting and financial expertise, civic and community relationships, industry knowledge and experience, concern for the interests of our stockholders, an understanding of our business and operations, and industry knowledge and expertise. Additionally, our Nominating and Governance Committee requires that director nominees have sufficient time to devote to our business and affairs.

Stockholders may recommend director candidates for consideration by the Nominating and Governance Committee by submitting the individual’s name, qualifications, and the other information set forth in our bylaws applicable to director nominees by stockholders to our Corporate Secretary. See “Communications with the Board of Directors” below. The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our Corporate Secretary, at our principal executive offices, BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the Chairman;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature, or if it relates to an improper topic.

Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls, or auditing matters should be sent to the Chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” in this proxy statement, and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication.

All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of March 26, 2020 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. In addition, unless otherwise noted below, the address for each beneficial owner is the Company’s corporate headquarters located at 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a person has a right to acquire beneficial ownership of within 60 days are deemed to be outstanding, including for the purpose of computing the percentage ownership of such owner; hence, restricted stock units for our directors that vest within 60 days of March 26, 2020 (and would settle within 30 days of retirement from the Board) are included as beneficially owned by our directors, as described below.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding (1)
Nokomis Capital, L.L.C. (2)	1,281,804	13.68%
Adage Capital Partners, L.P. (3)	875,704	9.35%
Tontine Asset Associates, LLC (4)	837,550	8.94%
BlackRock, Inc. (5)	637,702	6.81%
New Generation Advisors LLC (6)	545,845	5.83%
Coliseum Capital Management (7)	518,667	5.54%
The Vanguard Group (8)	500,699	5.35%
Punch & Associates Investment Management, Inc. (9)	472,529	5.04%
Mitchell B. Lewis	170,812	1.82%
Kim S. Fennebresque (10)	110,834	1.17%
Alan H. Schumacher (11)	63,621	*
Susan C. O’Farrell (12)	57,451	*
Dominic DiNapoli (13)	44,585	*
J. David Smith (14)	27,908	*
Karel K. Czanderna (15)	16,833	*
Alexander S. Averitt	4,442	*
D. Wayne Trousdale	3,833	*
All executive officers and directors as a group (11 persons) (15)	519,472	5.43%
_________________________

*	Less than one percent.

(1)	The percentage ownership calculations are based on 9,366,641 shares of our common stock outstanding on March 26, 2020.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2020, by Nokomis Capital, L.L.C. and Brett Hendrickson. In this filing, Nokomis Capital, L.L.C. reported that it exercises shared voting and investment authority over 1,281,804 shares of our stock with its principal Brett Hendrickson. The address for Nokomis Capital, L.L.C. and Brett Hendrickson is 2305 Cedar Springs Road, Suite 420, Dallas, TX 75201.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020, by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross (together, the “Adage Reporting Persons”). In this filing, the Adage Reporting Persons reported shared voting and investment authority over 875,704 shares of our stock. The address of the business office of each of the Adage Reporting Persons is 200 Clarendon Street, 52nd floor, Boston, MA 02116.

(4)
Based solely on a Schedule 13G/A filed jointly with the SEC on February 13, 2020, by Tontine Asset Associates, LLC, TTR Associates, LLC, and Jeffrey L. Gendell (together, the “Tontine Reporting Persons”). In this filing, Tontine Asset Associates together with Jeffrey L. Gendell, reported shared voting and investment authority over 670,102 shares of our stock, and TTR Associates, LLC together with Jeffrey L. Gendell, reported shared voting and investment authority over 167,448 shares of our stock. The address for the Tontine Reporting Persons is 1Sound Shore Drive, Suite 304, Greenwich, CT 06830.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 5, 2020, by BlackRock, Inc. (“BlackRock”). In this filing, BlackRock reported that it exercises sole voting authority over 621,837 shares of our stock and investment authority over 637,702 shares of our stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)
Based solely on a Schedule 13G filed with the SEC on February 14, 2020, by New Generation Advisors, LLC, George Putnam III, Michael S. Weiner, Darren Beals, and F. Baily Dent (together, the “New Generation Advisors Reporting Persons”). In this filing, the New Generation Advisors Reporting Persons reported shared voting and investment authority over 545,845 shares of our stock. The address of the business office of each of the New Generation Advisors Reporting Persons is 13 Elm Street, Suite 2, Manchester, MA 01944.

(7)
Based solely on a Schedule 13D/A filed with the SEC on February 25, 2020, by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners L.P., Adam Gray, and Christopher Shackelton (together, the “Coliseum Capital Reporting Persons”). In this filing, Coliseum Capital Management, LLC, Adam Gray, and Christopher Shackelton reported shared voting and investment authority over 518,667 shares of our stock, and Coliseum Capital, LLC and Coliseum Capital Partners L.P. reported shared voting and investment authority over 371,922 shares of our stock. The address of the business office of each of the Coliseum Capital Reporting Persons is 105 Rowayton, CT 06853.

(8)
Based solely on a Schedule 13G filed with the SEC on February 10, 2020, by The Vanguard Group (“Vanguard”). In this filing, Vanguard reported that it exercises sole voting authority over 7,950 shares of our stock, sole investment authority over 493,131 shares of our stock, and shared investment authority over 7,568 shares of our stock. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.

(9)
Based solely on a Schedule 13G filed with the SEC on February 18, 2020, by Punch & Associates Investment Management, Inc. (“Punch & Associates”). In this filing, Punch & Associates reported that it exercises sole voting and investment authority over 472,529 shares of our stock. The address for Punch & Associates is 7701 France Avenue So., Suite 300, Edina, MN 55435.

(10)
Mr. Fennebresque’s shares include 71,499 restricted stock units which are vested and would settle within 30 days of his retirement from the Board, and 9,485 restricted stock units which vest on May 17, 2020, and would settle within 30 days of his retirement from the Board.

(11)
Mr. Schumacher’s shares include 44,859 restricted stock units which are vested and would settle within 30 days of his retirement from the Board, and 5,335 restricted stock units which vest on May 17, 2020, and would settle within 30 days of his retirement from the Board.

(12)
Ms. O’Farrell entered into a separation agreement with the Company on March 9, 2020, pursuant to which she separated from the Company, effective April 12, 2020. This number of shares does not include 2,233 restricted stock units that vested pursuant to her separation agreement, as they had not yet vested on March 26, 2020.

(13)
Mr. DiNapoli’s shares include 34,250 restricted stock units which are vested and would settle within 30 days of his retirement from the Board, and 5,335 restricted stock units which vest on May 17, 2020, and would settle within 30 days of his retirement from the Board.

(14)
Mr. Smith’s shares include 14,573 restricted stock units which are vested and would settle within 30 days of his retirement from the Board, and 5,335 restricted stock units which vest on May 17, 2020, and would settle within 30 days of his retirement from the Board.

(15)
Ms. Czanderna’s shares include 8,498 restricted stock units which are vested and would settle within 30 days of her retirement from the Board, 5,335 restricted stock units which vest on May 17, 2020, and would settle within 30 days of her retirement from the Board, and 3,000 shares held by the Karel K. Czanderna Trust.

(16)
This group does not include Mr. Trousdale, who separated from the Company, effective April 19, 2019, and accordingly was not an executive officer as of March 26, 2020. However, this group does include Ms. O’Farrell, who separated from the Company, effective April 12, 2020, and accordingly remained an executive officer as of March 26, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers, and beneficial owners of more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports filed with the SEC with respect to transactions during 2019, or written representations from certain reporting persons, we believe that our directors, officers, and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2019, with the exception of one inadvertent late Form 4 filing by Brian J. Sasadu, on June 11, 2019, of an exempt transaction on February 15, 2019, relating to an award of restricted stock units.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board, referred to in this discussion as the Committee, is responsible for reviewing, establishing, and approving the compensation of our named executive officers. The Committee is comprised solely of directors that our Board has determined to be independent under applicable SEC and NYSE listing standards.

For fiscal 2019, our named executive officers were:

•	Mitchell B. Lewis, our President and Chief Executive Officer;

•	Alexander S. Averitt, our Chief Operating Officer;

•	Susan C. O’Farrell, our former Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer, who resigned from the Company, effective as of April 12, 2020; and

•	D. Wayne Trousdale, our former Vice Chairman, Operating Companies, who resigned from the Company, effective as of April 19, 2019.

The Committee regularly consults with management regarding employee compensation matters, and our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers; however, our Chief Executive Officer does not make a recommendation to the Committee for his own compensation. The Chief Executive Officer’s compensation was primarily determined by, and the material terms of his compensation arrangement are reflected in, his employment agreement entered into on January 15, 2014, and amended on June 1, 2018. For further information regarding the terms of the Chief Executive Officer’s employment, see “Employment Agreement with Chief Executive Officer” below.

The Committee also considers market factors in making decisions about our compensation program, and the Committee has the authority to retain independent consultants and other advisors. In this regard, the Committee retained Meridian to periodically advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. In selecting Meridian, the Committee assessed Meridian’s independence, including the potential for conflicts of interests as required by NYSE listing requirements, and concluded that Meridian was independent and free from potential conflicts of interest.

The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Meridian. At the request of the Committee, Meridian provided an updated benchmarking study to the Committee in March 2019. The benchmarking study was used as a comparative tool in the Committee’s evaluation of the Company’s executive compensation in relation to companies believed to represent the appropriate comparable labor market for executive talent. The Committee periodically reviews benchmarking studies and external market data from peer companies, and this data is among many of the variables considered by the Committee when making compensation decisions. Although management, our compensation consultant, and other invitees at Committee meetings may participate in discussions and provide input, final decisions on compensation for our named executive officers are solely the responsibility of the Committee.

The following discussion and analysis, which was reviewed and approved by the Committee, describes the material elements of our executive compensation programs for our named executive officers. This discussion also provides an overview of our executive compensation objectives and results for fiscal 2019 for our named executive officers.

Compensation Policies and Objectives

Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with those of our stockholders through equity ownership and by promoting the attainment of our key goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Our executive compensation program is based on the following principles:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual’s impact on that performance;

•	Performance is measured against pre-established goals, which we believe enhance our executives’ performance;

•	A significant portion of compensation should be variable based on performance; and

•	Total compensation opportunity should be comparable with compensation programs of companies with which we compete for executive talent.

The Committee periodically reviews our executive compensation programs to assess their appropriateness relative to market practices for similar executive positions in our industry based on data obtained from consultation with Meridian, informal market surveys, various trade group publications, and other publicly available information, and revises where appropriate.

At our 2019 Annual Meeting of Stockholders, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding, advisory vote on our executive compensation. More than 91 percent of votes cast supported our executive compensation policies and practices. During 2019, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the Company and business strategies in concert with our compensation philosophy described above.

Elements of Compensation

During 2019, compensation for our named executive officers consisted of the following six general components:

•	Base salary;

•	Annual performance-based cash awards;

•	Long-term equity incentive compensation;

•	Cash bonuses under our Integration Incentive Plan for certain named executive officers;

•	Defined contribution plan; and

•	Other perquisite and benefit programs.

The compensation structure for each of our named executive officers is established largely by his or her employment agreement, and the appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term, incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.

The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our Chief Human Resource Officer and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels, and payout levels for the annual cash bonus program under the Company’s short-term incentive plan, and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.

Base Salary

Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable component of compensation to encourage retention. Base salaries for named executive officers are generally reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered by the Committee upon a promotion, change in job responsibility, or when otherwise deemed appropriate for equitable or other reasons. The Chief Executive Officer’s base salary was initially established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive and then approves base salary as to the named executive officers.

The following table sets forth the base salaries earned by our four named executive officers for fiscal 2019.

Officer	Base Salary ($)
Mitchell B. Lewis	850,000
Alexander S. Averitt	500,000
Susan C. O’Farrell	472,000
D. Wayne Trousdale (1)	147,115

(1)	Mr. Trousdale separated from the Company, effective April 19, 2019. His annualized base salary for fiscal 2019 prior to his separation from the Company was $450,000 per year.

In May 2019, the Committee voted to maintain the salary of our Chief Executive Officer at $850,000 and our Chief Operating Officer at $500,000. In May 2019, the Committee increased the salary of Ms. O’Farrell, effective May 11, 2019, from $463,500 to $475,000. Mr. Trousdale separated from the Company and entered into a consulting agreement with the Company effective April 19, 2019.

Annual Bonuses

We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s short-term incentive plan (“STIP”). Cash bonuses are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers (other than Mr. Trousdale, who separated from the Company in April 2019) is a participant in the STIP, and their annual bonuses are subject to adjustment by the Committee, at its discretion, based on the executive’s individual performance and contribution to the Company during the applicable fiscal year. The threshold, target, and maximum bonus percentages for fiscal 2019 for each of the named executive officers (other than Mr. Trousdale) as a percentage of each executive’s base salary were as follows:

Officer	Threshold	Target	Maximum
Mitchell B. Lewis	50%	100%	200%
Alexander S. Averitt	40%	80%	160%
Susan C. O’Farrell	32.5%	65%	130%

Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target, and maximum levels, the Committee may consider specific circumstances facing the Company during the applicable fiscal year. For fiscal 2019, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation, and amortization targets, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee (“Adjusted EBITDA”), and return on working capital (“ROWC”), with the two criteria weighted at 25% Adjusted EBITDA and 75% ROWC. These objectives are each measured separately against a threshold, target, and maximum goal. Mr. Trousdale was not a participant in the STIP for fiscal 2019.

For fiscal 2019, the thresholds, targets and goals were as follows:

Performance Metric	Threshold	Target	Maximum
Adjusted EBITDA (1) (in millions)	$102	$120	$240
ROWC (2)	21.0%	24.7%	49.4%
_________________________

(1)
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the operating performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to the Cedar Creek acquisition, and gain on sales of properties including amortization of deferred gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP.

(2)
ROWC is calculated as trailing twelve months’ Adjusted EBITDA divided by the sum of the trailing twelve months’ average of accounts receivable plus inventories less accounts payable and bank overdrafts.

The Company did not achieve the threshold targets for Adjusted EBITDA and ROWC during fiscal 2019, and, therefore, the named executive officers who were participants in the STIP did not receive any bonus compensation under the Company’s STIP for fiscal 2019.

For fiscal 2020, the Committee established the STIP financial performance objectives for Mr. Lewis, Mr. Averitt, and Ms. O’Farrell based on Adjusted EBITDA and ROWC, with the two criteria weighted at 50% Adjusted EBITDA and 50% ROWC.

Long-Term Equity Incentive Plan

The purpose of our Long-Term Equity Incentive Plan, or LTIP, is to provide an incentive to our employees to work towards the achievement of our long-term performance goals. A further purpose of the LTIP is to provide a means through which we may better attract individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. The Committee retains the discretion to set the date on which LTIP awards will be made to executives and management, and has the discretion to make additional LTIP grants at any time during the year. Such grants generally would be in connection with new hires or promotions within the Company.

In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data, and data from our compensation consultant, and also considers other relevant factors.

On June 7, 2019, our named executive officers (other than Mr. Trousdale, who separated from the Company in April 2019) received grants of long-term equity incentive awards under our LTIP comprised of performance-based and time-based restricted stock units. The performance-based restricted stock units vest on the date the Compensation Committee determines that the Company has achieved a three-year cumulative Adjusted EBITDA of at least $360 million over the performance period from the beginning of the Company’s third fiscal quarter of 2019 through the end of the Company’s second fiscal quarter of 2022, generally subject to the executive’s continued service with the Company through the applicable vesting date. The time-based restricted stock units vest in three equal annual installments beginning on June 7, 2020, generally subject to the executive’s continued service with the Company through the applicable vesting dates.

The table below shows the number of performance-based and time-based restricted stock units granted to our named executive officers in fiscal 2019:

Officer	Performance-Based RSUs	Time-Based RSUs	Total
Mitchell B. Lewis	57,500	57,500	115,000
Alexander S. Averitt	12,500	12,500	25,000
Susan C. O’Farrell	11,875	11,875	23,750

Each restricted stock unit granted to our named executive officers in fiscal 2019 pursuant to our LTIP represents a contingent right to receive one share of BlueLinx Holdings Inc. common stock. The number of shares subject to these awards was based on the market price of our common stock at the date of the grant. The Compensation Committee considered the total dollar value of each named executive officer’s award when approving the grant. Further information on equity ownership can be found below in “Compensation of Executive Officers.”

Integration Incentive Plan

Following the closing of the Cedar Creek Acquisition, the Committee adopted cash integration incentive plan (the “Integration Incentive Plan”) pursuant to which certain employees of the Company were eligible to receive cash bonuses based on the achievement of certain integration synergy targets relating to the integration of Cedar Creek during an eighteen-month performance period, as specified in each participant’s Integration Incentive Plan Participation Agreement (“Participation Agreement”). The performance period for the Integration Incentive Plan commenced on April 16, 2018 and ended on October 16, 2019. In order to receive any compensation under the Integration Incentive Plan, the Company was required to (a) realize at least $50 million in net synergies and (b) achieve a minimum trailing twelve-month Adjusted EBITDA of at least $130 million on or before the end of the performance period. In adopting the plan, it was the Committee’s desire to promote the integration of the Cedar Creek operations with the operations of BlueLinx, which was critical to our long-term value creation strategy and to achieving target synergies over the first eighteen months post-closing. Further, the Committee desired to provide a cash incentive program that would focus the interests of identified key individuals who would be accountable and responsible for delivery of the target net synergies.

There were two possible tranches of cash bonuses payable under the Integration Incentive Plan: a base integration bonus and a supplemental integration bonus, each of which was payable based on separate, specified integration synergy targets set forth in the applicable participant’s Participation Agreement.

Pursuant to the Integration Incentive Plan, any base integration bonus would have been paid in two installments with 50% paid within 60 days after the fiscal month end in which the initial integration performance target was met, and the second 50% installment paid six months following the fiscal month end in which the initial integration performance target was met, but in any event no later than April 30, 2020. In addition, any supplemental integration bonus would have been determined within a reasonable time after the expiration of the performance period and paid on or before March 15, 2020. Unless specified otherwise in a Participation Agreement, an Integration Incentive Plan participant was required to be employed by the Company at the time of the payment of any bonus pursuant to the Integration Incentive Plan in order to receive such bonus.

Mr. Trousdale was a participant in the Integration Incentive Plan, however, the Company did not meet the performance targets set forth in such plan; accordingly, no participants earned any cash bonuses pursuant to the Integration Incentive Plan.

Defined Contribution Plan

The Company historically provides retirement benefits to the named executive officers under the terms of its tax-qualified 401(k) defined contribution plan, including matching contributions for all salaried employees. The named executive officers participate in the plan on the same terms as our other participating salaried employees, and we believe that these benefits are analogous to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market, and consistent with its overall compensation program, to better enable the Company to attract and retain superior employees for key positions. The named executive officers may be provided benefits such as a car allowance, payment of certain club dues, life insurance, an executive physical exam, and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Costs of the perquisites and personal benefits described above for the named executive officers for fiscal 2019 that meet the threshold established by SEC regulations are included in the 2019 Summary Compensation Table in the “All Other Compensation” column. See “Compensation of Executive Officers.”

Employment Agreements

We use employment agreements to attract and/or retain certain named executive officers. We primarily serve the housing and remodeling industries which are historically cyclical industries, and employment agreements have assisted us in attracting and retaining top executive talent by providing some degree of certainty in light of these major industry cycles. In addition, the Committee believes employment agreements have been useful in securing executive talent for the long-term benefit of the Company and our stockholders. The Committee, with assistance from our human resources department and legal counsel, establishes and negotiates the terms of our executive employment agreements. Our executive employment agreements also include confidentiality, non-competition, and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, with cash bonuses under our STIP being paid based on Company performance against pre-established financial or operational goals. Additionally, the value of annual equity compensation is determined by our common stock price, so our executives’ interests are aligned with those of our stockholders in this regard.

Employment Agreement with Chief Executive Officer

On January 15, 2014, we entered into an employment agreement with Mr. Mitchell B. Lewis, our President and Chief Executive Officer. The current term of the agreement will expire on January 15, 2021. The agreement will automatically renew for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date. Mr. Lewis’s employment agreement was amended as of June 1, 2018, to add a restrictive covenant regarding the solicitation of vendors, which was in addition to the other restrictive covenant obligations already set forth in the employment agreement. The employment agreement was further amended on June 7, 2019, in connection with the grant of annual awards under the LTIP with respect to the treatment of such awards under various circumstances.

The employment agreement provides that Mr. Lewis will receive an initial base salary of $650,000 per year, subject to increase at the discretion of the Committee. Mr. Lewis is also eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 100% of his base salary based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. The employment agreement also provides that Mr. Lewis is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.

If Mr. Lewis’s employment is terminated without “cause” or he resigns for “good reason,” each as described in the employment agreement, Mr. Lewis will be entitled to receive, among other things, a payment equal to two times his annual base salary in effect immediately prior to the date of termination. In addition, Mr. Lewis’s outstanding time-vested equity awards that were granted in 2018 would vest in full, and his time-vested equity awards that were granted in 2019 and had not yet vested would be forfeited. Mr. Lewis’s outstanding performance-vested equity awards granted in 2018 would remain outstanding and vest in accordance with their terms as if he had continued to remain employed with the Company, and his outstanding performance-vested equity awards granted in 2019 would be forfeited.

Under the employment agreement, in the event Mr. Lewis’s employment is terminated without “cause” or he resigns for “good reason” in connection with or within 24 months after a change in control of the Company, Mr. Lewis will be entitled to receive, among other things, a payment equal to three times his annual base salary in effect immediately prior to the date of termination. In addition, Mr. Lewis’s outstanding time-vested equity awards would vest in full. Mr. Lewis’s outstanding performance-vested equity awards granted in 2018 would remain outstanding and vest in accordance with their terms as if he had continued to remain employed with the Company, and his outstanding performance-vested equity awards granted in 2019 would vest on the date of termination and would be calculated based on the greater of target performance or actual performance through the date of termination of employment.

As a condition to receiving the severance payments described above, Mr. Lewis must sign a release of claims against the Company and must comply with the restrictive covenants in his employment agreement, including covenants prohibiting him from disclosing confidential information, soliciting employees, customers, or vendors, or competing with the Company.

Employment Agreement with Chief Operating Officer

On April 19, 2018, we entered into an employment agreement with Mr. Alexander S. Averitt, our Chief Operating Officer. The current term of the agreement will expire on April 16, 2021. The agreement will automatically renew for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date. Mr. Averitt’s employment agreement was amended as of June 1, 2018, to add a restrictive covenant regarding the solicitation of vendors, which was in addition to the other restrictive covenant obligations already set forth in the employment agreement. The employment agreement was further amended on June 7, 2019, in connection with the grant of annual awards under the LTIP with respect to the treatment of such awards under various circumstances.

The employment agreement provides that Mr. Averitt will receive an initial base salary of $500,000 per year, subject to increase at the discretion of the Committee. Mr. Averitt is also eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 80% of his base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. The employment agreement provides that Mr. Averitt is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans. In addition, under his employment agreement, Mr. Averitt receives a $750 per month car allowance.

If Mr. Averitt’s employment is terminated without “cause” or he resigns for “good reason,” each as described in the employment agreement, Mr. Averitt will be entitled to, among other things, a payment equal to his annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of his annual target bonus for the performance year in which the termination occurs. In addition, Mr. Averitt’s time-vested equity awards and performance-vested equity awards will be forfeited in accordance with their applicable award agreements.

Under the employment agreement, in the event Mr. Averitt’s employment is terminated without “cause” or he resigns for “good reason” in connection with or within 24 months after a change in control of the Company, Mr. Averitt will be entitled to receive, among other things, a payment equal to two times his annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of his annual target bonus for the performance year in which the termination occurs. In addition, in accordance with the terms of each applicable award agreement, Mr. Averitt’s outstanding time-vested and performance-vested equity awards that were granted in 2018 would be forfeited. Mr. Averitt’s outstanding time-vested equity awards granted in 2019 would immediately vest on the date of termination, and his outstanding performance-vested equity awards granted in 2019 would vest on the date of termination and would be calculated based on the greater of target performance or actual performance through the date of termination of employment.

In addition, in the event Mr. Averitt’s employment is terminated without “cause” or he resigns for “good reason” on or before April 1, 2020, other than in connection with a change in control of the Company, he will be entitled to guaranteed minimum total compensation reduced by the amount of base salary, annual bonus, Company’s payment of any matching contribution to his account in the Company’s 401(k) plan, the value of any grants under the Company’s long-term incentive plans, the value of any other equity awards granted or paid to Mr. Averitt prior to the termination date, and any separation pay, pro rata bonus amount, or any other payments payable after the termination date.

As a condition to receiving the severance payments described above, Mr. Averitt must sign a release of claims against the Company and must comply with the restrictive covenants in his employment agreement, including covenants prohibiting her from disclosing confidential information, soliciting employees, customers, or vendors, or competing with the Company.

Employment Agreement with Chief Financial Officer

On May 5, 2014, we entered into an employment agreement with Ms. Susan C. O’Farrell, our Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer. The current term of the agreement would have expired on May 19, 2021; however, Ms. O’Farrell resigned from the Company, effective as of April 12, 2020. Ms. O’Farrell’s employment agreement was amended as of June 1, 2018, to add a restrictive covenant regarding the solicitation of vendors, which was in addition to the other restrictive covenant obligations already set forth in the employment agreement. The employment agreement was further amended on June 7, 2019, in connection with the grant of annual awards under the LTIP with respect to the treatment of such awards under various circumstances.

The employment agreement provides that Ms. O’Farrell will receive an initial base salary of $400,000 per year, subject to increase at the discretion of the Committee. Ms. O’Farrell is also eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 65% of her base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. The employment agreement provides that Ms. O’Farrell is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.

If Ms. O’Farrell’s employment is terminated without “cause” or she resigns for “good reason,” each as described in the employment agreement, Ms. O’Farrell will be entitled to, among other things, a payment equal to her annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of her annual target bonus for the performance year in which the termination occurs. In addition, Ms. O’Farrell’s outstanding time-vested equity awards that were granted in 2018 would vest in full and her time-vested equity awards that were granted in 2019 would be forfeited. Ms. O’Farrell’s outstanding performance-vested equity awards granted in 2018 would remain outstanding and vest in accordance with their terms as if she had continued to remain employed with the Company and her outstanding performance-vested equity awards granted in 2019 would be forfeited.

Under the employment agreement, in the event Ms. O’Farrell’s employment is terminated without “cause” or she resigns for “good reason” in connection with or within 24 months after a change in control of the Company, Ms. O’Farrell will be entitled to receive, among other things, a payment equal to two times her annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of her annual target bonus for the performance year in which the termination occurs. In addition, Ms. O’Farrell’s time-vested equity awards would vest in full. Ms. O’Farrell’s performance-vested equity awards granted in 2018 would remain outstanding and vest in accordance with their terms as if she had continued to remain employed with the Company and her outstanding performance-vested equity awards granted in 2019 would vest on the date of termination and would be calculated based on the greater of target performance or actual performance through the date of termination of employment.

As a condition to receiving the severance payments described above, Ms. O’Farrell must sign a release of claims against the Company and must comply with the restrictive covenants in her employment agreement, including covenants prohibiting her from disclosing confidential information, soliciting employees, customers, or vendors, or competing with the Company.

Ms. O’Farrell entered into a separation agreement with the Company on March 9, 2020, pursuant to which she terminated her employment effective April 12, 2020, and will receive the post-employment compensation and benefits provided for under her employment agreement. The Company also agreed that one-third of her 2019 time-based restricted stock units will continue to vest and become non-forfeitable on June 7, 2020. Under the separation agreement, Ms. O’Farrell confirmed the continued effectiveness of all existing restrictive covenants applicable under her employment agreement and entered into a general release in favor of the Company.

Employment Agreement with Vice Chairman, Operating Companies

On April 19, 2018, we entered into an employment agreement with Mr. D. Wayne Trousdale, our Vice Chairman, Operating Companies. The agreement was effective until April 19, 2019, but was not renewed. Instead, in a consulting agreement dated January 29, 2019 (the “Consulting Agreement”), Mr. Trousdale agreed to resign from his employment and provide consulting services to the Company effective April 19, 2019. Under the terms of his Consulting Agreement, Mr. Trousdale received his accrued but unpaid base salary and properly reimbursable expenses that had been incurred but were unpaid prior to the date of his resignation. In addition, Mr. Trousdale’s unvested time-based and performance-based equity awards were accelerated and vested in full as of April 19, 2019. However, Mr. Trousdale agreed not to sell such shares for a period of six months thereafter. The Consulting Agreement has a term of three years, and the Company agreed to pay Mr. Trousdale $1,312,750 for the first year of services, to be paid in 12 equal installments, and $400,000 for the last two years of the Consulting Agreement, to be paid in 24 equal installments.

In addition, Mr. Trousdale is required to comply with the restrictive covenants in his Consulting Agreement, including covenants prohibiting him from disclosing confidential information, soliciting employees, customers, or vendors, or competing with the Company.

Clawback Provisions

We maintain clawback provisions relating to bonus or incentive-based or equity-based compensation in our employment agreements with our executive officers. Under these clawback provisions, in the event of an accounting restatement as a result of misconduct, the executive must reimburse the Company for certain compensation and profits previously received in the year following the original filing of the restated financial statements.

Risk Analysis of Compensation Program

The Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company. There is no objective way to measure risk resulting from a company’s compensation program; therefore, such analysis is subjective in nature. After reviewing our compensation program, the Committee believes that the only elements that could incentivize risk taking are (1) the annual cash incentives under the STIP, and awards made under LTIP with payouts dependent on the achievement of certain performance levels by the Company and (2) the cash bonuses under the Integration Incentive Plan with payouts dependent on the achievement of certain integration synergy targets relating to the integration of the Cedar Creek operations. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Committee believes that the Company’s compensation program is appropriately balanced. The Committee believes that the mix of short-term and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Committee believes that the establishment of reasonable performance goals, and the capping of payouts for the performance-based STIP, LTIP, and Integration Incentive Plan compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Committee does not believe that our compensation program incentivizes unreasonable risk taking.

Internal Revenue Code Section 162(m)

For taxable years beginning before January 1, 2018, Section 162(m) of the Internal Revenue Code imposed a limit on federal income tax deductibility for annual compensation in excess of one million dollars paid by a public corporation to its Chief Executive Officer and its other three most highly compensated executive officers (other than the Chief Financial Officer). Compensation in excess of one million dollars could be deducted, however, if it qualified as “performance-based compensation” within the meaning of Section 162(m) or qualified for one of the other exemptions from the deductibility limit.  Several components of the Company’s compensation program were designed to satisfy the performance-based compensation exemption under Section 162(m).

As a result of tax legislation that was enacted December 22, 2017, the exemption for performance-based compensation was repealed, effective for tax years beginning after December 31, 2017, and the number of employees who are considered “covered employees” subject to the 162(m) limit was expanded to include the Chief Financial Officer (who was previously excluded) and certain former named executive officers. As a result of these changes, compensation in excess of $1 million paid to executive officers covered by Section 162(m)’s deduction limit was not deductible in 2018 or 2019 and will not be deductible in future years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Committee took steps that it deemed appropriate with the intention of preserving the deductibility of certain awards granted prior to the enactment of this tax legislation. Due to the uncertainties of the scope of the transition relief, however, there are no assurances that any compensation paid to our covered employees will be or will remain exempt from Section 162(m)’s deduction limit.

The Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives.

2020 Considerations

For 2020, the Committee is monitoring the current coronavirus pandemic, and considering potential impacts it may have on our compensation philosophy and programs. Where possible, the Committee will take the potential impacts of the pandemic into consideration in setting performance targets for our 2020 incentive plans, and the Committee may choose to exercise its discretion to adjust performance targets and actual payouts as appropriate and allowed under the plans, in order to ensure that our executive team is appropriately incentivized as they navigate this global crisis and continue to drive the Company’s strategic objectives.

In addition, in response to the pandemic, in an effort to help mitigate the financial impact on our operations, for the six-month period beginning April 1, 2020, our President and Chief Executive Officer voluntarily reduced his base salary to $1 a month, our Board voluntarily reduced the cash component of its quarterly retainer by 20%, and our executive officers and regional vice presidents voluntarily reduced their base salaries by 10%.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K.
J. David Smith, Chairman
Karel K. Czanderna
Kim S. Fennebresque

COMPENSATION OF EXECUTIVE OFFICERS
2019 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for fiscal 2019, 2018, and 2017, as applicable, awarded to our Chief Executive Officer and former Chief Financial Officer, and the cash and non-cash compensation for fiscal 2019 awarded to our Chief Operating Officer and former Vice Chairman, Operating Companies. We refer to these four individuals as our “named executive officers.” Our former Chief Financial Officer resigned from the Company, effective as of April 12, 2020, and our former Vice Chairman, Operating Companies, resigned from the Company, effective as of April 19, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Mitchell B. Lewis, President and Chief Executive Officer (2)	2019	850,000	—	2,231,000	—	12,880	3,093,880
	2018	807,331	—	2,550,001	—	16,274	3,373,606
	2017	700,000	750,000	—	752,024	13,166	2,215,190
Alexander S. Averitt, Chief Operating Officer (3)	2019	500,000	—	485,000	32,915	13,952	1,031,867
Susan C. O’Farrell, Former SVP, Chief Financial Officer, Treasurer, and Principal Accounting Officer (4)	2019	472,000	—	460,750	—	12,964	945,714
	2018	463,500	—	278,117	—	12,018	753,635
	2017	450,000	—	—	336,576	16,688	803,264
D. Wayne Trousdale, Former Vice Chairman, Operating Companies (5)	2019	147,115	—	—	44,013	1,018,536	1,209,664
_________________________

(1)
The amount in this column was calculated in accordance with FASB ASC Topic 718, based on the fair value of the award at the grant date. Stock awards generally vest in various increments over multi-year periods and are, in some cases contingent on the satisfaction of certain performance conditions. As a result, awards accounted for using the grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

(2)
The amount set forth under “All Other Compensation” for fiscal 2019 includes (i) an auto allowance of $5,000, (ii) a club dues allowance of $5,000, and (iii) life insurance premiums paid by the Company on behalf of Mr. Lewis of $2,880.

The amount set forth under “All Other Compensation” for fiscal 2018 includes (i) an auto allowance of $5,000, (ii) a club dues allowance of $5,000, (iii) life insurance premiums paid by the Company on behalf of Mr. Lewis of $2,230, and (iv) $4,044 for an executive physical exam.

Mr. Lewis’s “Bonus” amount for fiscal 2017 consists of a $750,000 discretionary bonus. The “Non-Equity Incentive Plan Compensation” amount for fiscal 2017 consists of a STIP bonus of $752,024. The amount set forth under “All Other Compensation” for fiscal 2017 includes (i) an auto allowance of $5,000, (ii) a club dues allowance of $5,000, (iii) life insurance premiums paid by the Company on behalf of Mr. Lewis of $2,316, and (iv) an immaterial amount for an executive physical exam.

(3)
Mr. Averitt’s “Non-Equity Incentive Plan Compensation” amount for fiscal 2019 consists of a STIP bonus of $32,915, which is the pro-rated portion of his annual cash bonus under the Cedar Creek short-term incentive plan in respect of the performance period from January 1, 2018, through April 13, 2018, which was paid in 2019. The amount set forth under “All Other Compensation” for fiscal 2019 includes (i) an auto allowance of $9,000, (ii) the amount of $4,808 which pertains to the Company’s contribution to Mr. Averitt’s 401(k) plan under the plan’s matching program, and (iii) an immaterial amount of Company-paid life insurance.

(4)
The amount set forth under “All Other Compensation” for fiscal 2019 includes (i) an auto allowance of $4,000, (ii) a club dues allowance of $4,000, (iii) the amount of $4,820 which pertains to the Company’s contribution to Ms. O’Farrell’s 401(k) plan under the plan’s matching program, and (iv) an immaterial amount of Company-paid life insurance.

The amount set forth under “All Other Compensation” for fiscal 2018 includes (i) an auto allowance of $4,000, (ii) a club dues allowance of $4,000, (iii) the amount of $3,902 which pertains to the Company’s contribution to Ms. O’Farrell’s 401(k) plan under the plan’s matching program, and (iv) an immaterial amount of Company-paid life insurance.

Ms. O’Farrell’s “Non-Equity Incentive Plan Compensation” amount for fiscal 2017 consists of a STIP bonus of $336,576. The amount set forth under “All Other Compensation” for fiscal 2017 includes (i) an auto allowance of $4,000, (ii) a club dues allowance of $4,000, (iii) the amount of $5,538 which pertains to the Company’s contribution to Ms. O’Farrell’s 401(k) plan under the plan’s matching program, (iv) the amount of $3,035 for an executive physical exam of which approximately half the amount is a catch-up from 2016, and (v) an immaterial amount of Company-paid life insurance.

(5)
Effective as of April 19, 2019, Mr. Trousdale separated from the Company and agreed to provide services to the Company pursuant to a consulting agreement. Mr. Trousdale’s “Non-Equity Incentive Plan Compensation” amount for fiscal 2019 consists of a STIP bonus of $44,013, which is the portion of his annual cash bonus under the Cedar Creek short-term incentive plan in respect of the performance period from January 1, 2018, through April 13, 2018, which was paid in 2019. The amount set forth under “All Other Compensation” for fiscal 2019 includes (i) a payment of $875,167 for consulting services under his consulting agreement, (ii) $136,530, which equals the value of the accelerated vesting of Mr. Trousdale’s unvested time-based and performance-based equity awards under his consulting agreement, (iii) an auto allowance of $3,115, (iv) the amount of $3,678 which pertains to the Company’s contribution to Mr. Trousdale’s ROTH IRA, and (v) an immaterial amount of Company-paid life insurance.

2019 OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth certain information with respect to unexercised stock options or cash-settled SARs, unvested shares of restricted stock or unvested time-based or performance-based restricted stock units held on December 28, 2019, by each of our named executive officers, other than D. Wayne Trousdale. In connection with Mr. Trousdale’s resignation from the Company in April 2019, the vesting of his equity awards was accelerated, and he had no awards outstanding at the end of the 2019 fiscal year.

	Option/SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mitchell B. Lewis (4)	—	—	—	—	77,977	1,025,398	88,215	1,160,027
Alexander S. Averitt (5)	—	—	—	—	14,909	196,053	16,113	211,886
Susan C. O’Farrell (6)	—	—	—	—	14,108	185,520	15,225	200,209
_________________________

(1)
Consists of two tranches of time-based restricted stock units. The first tranche vests in three equal annual installments beginning on June 8, 2019 and the second tranche vests in three equal installments beginning on June 7, 2020, generally subject to the executive’s continued service with the Company through the applicable vesting dates. See “Payments Upon Certain Events of Termination or Change in Control” below for information regarding any accelerated vesting in connection with these awards.

(2)	The fair value of these awards was computed based on the closing price of our common stock on December 27, 2019, of $13.15.

(3)
Consists of performance-based restricted stock units granted on June 8, 2018, that have not yet vested. The performance-based restricted stock units vest on the third anniversary of the date of grant if, prior thereto the Company achieves trailing twelve month Adjusted EBITDA of at least $150 million as of the end of any fiscal quarter, generally subject to the executive’s continued service with the Company through the vesting date. Also consists of performance-based restricted stock units granted on June 7, 2019, that have not yet vested. The performance-based restricted stock units vest on the date the Compensation Committee determines that the Company has achieved a three-year cumulative Adjusted EBITDA of at least $360 million over the performance period from the beginning of the Company’s third fiscal quarter of 2019 through the end of the Company’s second fiscal quarter of 2022, generally subject to the executive’s continued service with the Company through the vesting date. See “Payments Upon Certain Events of Termination or Change in Control” below for information regarding any accelerated vesting in connection with these awards.

(4)
Mr. Lewis’s outstanding shares of stock that have not yet vested consist of a remaining tranche of 20,477 time-based restricted stock units that vest in equal installments on June 8, 2020, and June 8, 2021, and a second tranche of 57,500 time-based restricted stock units which vest in three equal annual installments beginning on June 7, 2020. Mr. Lewis’s outstanding equity incentive plan awards consist of 30,715 performance-based restricted stock units granted on June 8, 2018, and 57,500 performance-based restricted stock units granted on June 7, 2019.

(5)
Mr. Averitt’s outstanding shares of stock that have not yet vested consist of a remaining tranche of 2,409 time-based restricted stock units which vest in equal installments on June 8, 2020, and June 8, 2021, and a second tranche of 12,500 time-based restricted stock units that vest in three equal annual installments beginning on June 7, 2020. Mr. Averitt’s outstanding equity incentive plan awards consist of 3,613 performance-based restricted stock units granted on June 8, 2018, and 12,500 performance-based restricted stock units granted on June 7, 2019.

(6)
Ms. O’Farrell’s outstanding shares of stock that have not yet vested consist of a remaining tranche of 2,233 time-based restricted stock units which vest in equal installments on June 8, 2020, and June 8, 2021, and a second tranche of 11,875 time-based restricted stock units that vest in three equal annual installments beginning on June 7, 2020. Ms. O’Farrell’s outstanding equity incentive plan awards consist of 3,350 performance-based restricted stock units granted on June 8, 2018, and 11,875 performance-based restricted stock units granted on June 7, 2019.

Payments Upon Certain Events of Termination or Change in Control

As described above under “Compensation Discussion and Analysis - Employment Agreements,” our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company in certain circumstances, or certain equity awards may be subject to accelerated vesting in the event of a change in control. Additionally, our named executive officers hold equity awards issued pursuant to our LTIP.

Termination by the Company “without cause” or by the executive for “good reason”

The following table describes the salary, bonus, continuing medical coverage, and estimated present value of payments, unvested time-based restricted stock units, and unvested performance-based restricted stock units that would have been due to the named executive officers (other than D. Wayne Trousdale, who resigned from the Company, effective April 19, 2019) in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in their respective employment agreements) or by the executive for “good reason” (as defined in their respective employment agreements) on December 28, 2019. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements.”

Name	Salary and Bonus ($) (1)	Continuing Medical Coverage ($) (2)	Value of Time-Based Restricted Stock Units ($) (3)(4)	Value of Performance-Based Restricted Stock Units ($) (3)(5)	Value of Cash-Settled SARs ($) (6)	Total ($)
Mitchell B. Lewis	1,700,000	13,613	269,273	403,902	—	2,386,788
Alexander S. Averitt	900,000	22,604	—	—	—	922,604
Susan C. O’Farrell	783,750	22,357	29,364	44,053	—	879,524
_________________________

(1)
For Mr. Lewis, represents two times his then-current base salary. For Mr. Averitt and Ms. O’Farrell, represents one year of then-current base salary plus the pro-rata portion of their annual target bonus for the performance year in which the termination occurred. Mr. Averitt will also receive an amount equal to guaranteed minimum compensation reduced the amount of base salary, annual bonus, Company’s payment of any matching contribution to his account in the Company’s 401(k) plan, the value of any grants under the Company’s long-term incentive plans, the value of any other equity awards granted or paid to Mr. Averitt prior to the termination date, and any separation pay, pro rata bonus amount, or any other payments payable after the termination date.

(2)
Represents the cost of COBRA premiums for such named executive officer (and, if applicable, his or her dependents) to continue participation in the Company’s medical, dental, and vision plans for twelve months following termination of employment.

(3)	The value of these awards was computed based on the closing price of our common stock on December 27, 2019, of $13.15.

(4)
All of Mr. Lewis and Ms. O’Farrell’s time-based restricted stock units granted in 2018 would vest immediately. All of Mr. Lewis and Ms. O’Farrell’s time-based restricted stock units granted in 2019 would be forfeited. All of Mr. Averitt’s time-based restricted stock units granted in 2018 and 2019 would be forfeited. Under Ms. O’Farrell’s separation agreement, the Company agreed to vest 1/3 of Ms. O’Farrell’s time-based restricted stock units granted in 2019. The value of the shares subject to these restricted stock units on December 27, 2019 was $52,061.

(5)
Mr. Lewis and Ms. O’Farrell’s performance-based restricted stock units that were granted in 2018 would remain outstanding and vest in accordance with their terms based on the actual performance of the Company, in the same manner and at the same time as if the named executive officer remained employed by the Company. For purposes of estimating the value of these awards, we assumed the performance criteria were satisfied at target. Mr. Lewis and Ms. O’Farrell’s performance-based restricted stock units that were granted in 2019 would be forfeited. All of Mr. Averitt’s performance-based restricted stock units would be forfeited.

(6)
No additional amounts vest with respect to the cash-settled SARs as a result of a termination of employment. The cash-settled SARs vested and were exercised on July 16, 2018. Fifty percent of the value of these SARs was paid in a cash installment of $2,337,750 to Ms. O’Farrell within 30 days of the vesting date. The remaining equal installment was fully vested and nonforfeitable on July 16, 2018 and was paid to Ms. O’Farrell in August 2019.

Change in Control

The named executive officers are not entitled to any payments or benefits solely due to the occurrence of a change in control of the Company. Amounts payable upon certain types of termination of employment in connection with, or within 24 months following, a change in control of the Company are disclosed below under “Termination in connection with a Change in Control.”

Termination in connection with a Change in Control

The following table describes the salary, bonus, continuing medical coverage, and estimated present value of payments, unvested time-based restricted stock units, and unvested performance-based restricted stock units that would have been due to the named executive officers (other than D. Wayne Trousdale, who resigned from the Company, effective April 19, 2019) in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in their respective employment agreements) or by the executive for “good reason” (as defined in their respective employment agreements) in connection with a change in control of the Company that occurred on December 28, 2019. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table below as well as above under “Employment Agreements.”

Name	Salary and Bonus ($) (1)	Continuing Medical Coverage ($) (2)	Value of Time-Based Restricted Stock Units ($) (3)(4)	Value of Performance-Based Restricted Stock Units ($) (3)(5)	Value of Cash-Settled SARs ($) (6)	Total ($)
Mitchell B. Lewis	2,550,000	20,420	1,025,398	756,125	—	4,351,943
Alexander S. Averitt	1,400,000	33,906	164,375	164,375	—	1,762,656
Susan C. O’Farrell	1,258,750	33,536	185,520	156,156	—	1,633,962
_________________________

(1)
For Mr. Lewis, represents three times his then-current base salary. For Mr. Averitt and Ms. O’Farrell, represents two times their then-current base salary plus the pro-rata portion of their annual target bonus for the performance year in which the termination occurred. Mr. Averitt will also receive an amount equal to guaranteed minimum compensation reduced by base salary, annual bonus, Company’s payment of any matching contribution to his account in the Company’s 401(k) plan, the value of any grants under the Company’s long-term incentive plans, the value of any other equity awards granted or paid to Mr. Averitt prior to the termination date, and any separation pay, pro rata bonus amount, or any other payments payable after the termination date.

(2)
Represents the cost of COBRA premiums for such named executive officer (and, if applicable, his or her dependents) to continue participation in the Company’s medical, dental, and vision plans for eighteen months following termination of employment.

(3)	The value of these awards was computed based on the closing price of our common stock on December 27, 2019, of $13.15.

(4)
For Mr. Lewis and Ms. O’Farrell, all time-based restricted stock units would vest immediately upon termination in connection with a change in control. For Mr. Averitt, 12,500 time-based restricted stock units granted in 2019 would vest immediately upon termination in connection with a change in control, and 2,409 of his time-based restricted stock units granted in 2018 would be forfeited.

(5)
For Mr. Lewis and Ms. O’Farrell, outstanding performance-based restricted stock units granted in 2018 would vest in accordance with their terms, and outstanding performance-based restricted stock units granted in 2019 would vest immediately upon termination in connection with a change in control as if the performance criteria were satisfied based on the greater of target performance or actual performance through the employment termination date. For Mr. Averitt, outstanding performance-based restricted stock units granted in 2018 would be forfeited, and outstanding performance-based restricted stock units granted in 2019 would vest immediately upon termination in connection with a change in control as if the performance criteria were satisfied based on the greater of target performance or actual performance through the employment termination date.

(6)
No additional amounts vest with respect to the cash-settled SARs as a result of a termination of employment. The cash-settled SARs vested and were exercised on July 16, 2018. Fifty percent of the value of these SARs was paid in a cash installment of $2,337,750 to Ms. O’Farrell within 30 days of the vesting date. The remaining equal installment was fully vested and nonforfeitable on July 16, 2018 and was paid to Ms. O’Farrell in August 2019.

Restrictive Covenants

Any of the Company’s obligations to make cash payments following the termination of Messrs. Lewis or Averitt’s or Ms. O’Farrell’s respective employment, and with respect to Mr. Trousdale, to continue to make payments under his consulting agreement, are contingent upon compliance with certain restrictive covenants contained in their employment or consulting agreements, as applicable. The restrictive covenants for Mr. Lewis, Mr. Averitt, Ms. O’Farrell, and Mr. Trousdale prohibit, during periods defined in their applicable agreement and subject to certain limited exceptions, (1) competing with the Company, (2) employing or soliciting Company employees, (3) soliciting Company vendors, (4) interfering with Company relationships with its customers or vendors, and (5) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year following the later of the expiration or termination of employment under the employment agreement.

Other events of termination

In the event that any of the named executive officers’ employment is terminated due to death or disability, by the executive voluntarily or without “good reason,” or by the Company “for cause,” we are only obligated to pay the executive his or her salary, fringe benefits and accrued but unused vacation through the date of termination. Regardless of the reason of termination, Ms. O’Farrell was also entitled to receive the remaining cash installment of her cash-settled SARs which vested and were exercised on July 16, 2018.

Executive Officer Stock Ownership Guidelines

On May 16, 2019, the Compensation Committee established formal Company Stock Ownership Guidelines for our executive officers in order to more formally align their interests with the long-term interests of our stockholders. Under the Executive Officer Stock Ownership Guidelines, the Chief Executive Officer is expected to own shares of our common stock with a market value equal to at least five times his base salary, and each other executive officer is expected to own shares of our common stock with a market value equal to at least two times such executive officer’s base salary. If an executive officer’s stock ownership is below the applicable requirement, he or she must hold all shares of our stock, including shares received by such executive officer upon the vesting of any equity awards, until the applicable requirement is met. Shares included for purposes of determining whether an executive has met his or her stock ownership requirement include (1) shares owned outright, (2) shares held in retirement accounts, and (3) unvested time-based restricted stock.

DIRECTOR COMPENSATION FOR 2019

The following table sets forth the compensation for each member of the Board for fiscal 2019, other than Mr. Lewis, who is an employee of the Company and whose compensation is reported above in the 2019 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Karel K. Czanderna	70,000	123,781	—	193,781
Dominic DiNapoli	85,000	123,781	—	208,781
Kim S. Fennebresque	130,000	220,055	—	350,055
Alan H. Schumacher	100,000	123,781	—	223,781
J. David Smith	85,000	123,781	—	208,781
_________________________

(1)
Our directors who are not current employees of the Company are referred to as “independent directors,” and receive an annual director’s retainer fee. This retainer fee consists of both a cash component and an equity component, as further described below. Directors who are employed by the Company generally do not receive additional consideration for serving as directors; however, all directors, including those directors who are employed by the Company, are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at Board and committee meetings.

For fiscal 2019, (i) each independent director other than our Chairman of the Board received an annual cash retainer of $70,000 for their services as a director of the Company during fiscal 2019 and (ii) our current Chairman of the Board, Mr. Fennebresque, received an annual cash retainer of $130,000 for his services as Chairman and a director of the Company during fiscal 2019. In addition, the Chairperson of our Audit Committee received an additional annual cash retainer of $30,000, the Chairperson of our Compensation Committee received an additional annual cash retainer of $15,000, and the Chairperson of our Nominating and Governance Committee received an additional annual cash retainer of $15,000, in each case for their service as the Chairperson on such committee.

(2)
Each independent director also receives an annual equity award in time-based restricted stock units. To encourage directors to have a meaningful ownership stake in the Company during their tenure on the Board, these restricted stock units vest one year from the grant date but are not delivered to the director until thirty days after the earlier of (i) such director’s retirement from the Board or (ii) ten years from the date of grant. In 2019, the Board, upon the recommendation of the Nominating & Governance Committee, determined to revise the date of grant of annual director equity awards from January to May for 2019 and future years to align the date of grant with the conclusion of the Company’s annual meeting of stockholders and the election of directors. As a result, instead of serving as compensation for the 12-month period from January through December 2019, the 2019 director equity awards serve as compensation for the approximately 17-month period from January 2019 through the Company’s annual meeting of stockholders in May 2020. Accordingly, the amount of the 2019 director equity awards was increased proportionately, and each independent director received $123,781 in time-based restricted stock units, Mr. Fennebresque received an additional $96,274 in time-based restricted stock units for his service as Chairman of the Board. The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. These awards consisted of restricted stock units, granted on May 17, 2019, with a one-year vesting term, and settling at the earlier of retirement from the board of directors or ten years. The grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

Director Stock Ownership Guidelines

On August 28, 2018, the Nominating and Governance Committee established formal Company Stock Ownership Guidelines for our non-employee directors in order to more formally align their interests with the long-term interests of our stockholders. Under the Stock Ownership Guidelines, each non-employee director is expected to own shares of common stock with a market value equal to at least three times the cash component of the annual Board retainer. Each director is expected to satisfy these guidelines either (1) within five years of joining the Board or (2) by August 28, 2023, whichever is later.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.BlueLinxCo.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting, and expressing an opinion on the conformity of those financial statements and internal control over financial reporting with United States generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee held eight meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 28, 2019, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 28, 2019, for filing with the SEC.
Respectfully Submitted by:
The Audit Committee of the
Board of Directors:
Alan H. Schumacher, Chairman
Karel K. Czanderna
Dominic DiNapoli
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval or Ratification of Related Person Transactions
The charter of the Nominating and Governance Committee provides that it shall review and approve or ratify all transactions or relationships involving the Company and a Board member or an officer of the Company who is subject to Section 16 of the Exchange Act. To assist with this review process, in November 2018, the Board adopted a written policy on related person transactions for directors and executive officers that provides procedures for the review and approval or ratification of certain transactions in which a related person has or will have a direct or indirect material interest. Under our policy, a related person includes (1) directors and executive officers of the Company, (2) any beneficial owner of greater than 5% of any class of the Company’s voting securities, (3) any immediate family member of any of the foregoing or (4) any entity in which any of the foregoing acts as an officer, general partner or otherwise controls or holds a 10% ownership interest. While the policy covers related person transactions in which the amount involved exceeds $5,000, the policy provides that only related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by applicable securities laws and regulations. Prior to entering into a transaction with the Company, directors and executive officers are required to advise the Corporate Secretary of any transaction that could reasonably constitute a related person transaction. In order to assist in identifying potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. In addition, information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.
If a related person transaction is identified by the legal department, we present the transaction to the Nominating and Governance Committee (or, if so determined by the committee, the disinterested members of the Board) for review and approval or ratification. In evaluating related person transactions, our Nominating and Governance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Nominating and Governance Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.
Except as set forth below, for fiscal 2019 there were no related person transactions for which disclosure was required.
D. Wayne Trousdale, the Company’s former Vice Chairman, Operating Companies, who served until April 2019, owns approximately one-third of a limited liability company that owns and leases six facilities to us. During fiscal 2018 and 2019, approximately $1.5 million and $2.1 million, respectively, in aggregate rent and related amounts was paid to the limited liability company for these properties. Mr. Trousdale’s interest in these amounts for fiscal 2018 and 2019 was approximately $0.5 million and $0.7 million, respectively.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICAL CONDUCT
To help discharge its responsibilities, our Board has adopted Corporate Governance Guidelines on significant corporate governance issues. Our Corporate Governance Guidelines also provide for an annual self-evaluation by the Board of itself and its committees to determine whether they are functioning effectively.

On September 3, 2019, the Nominating and Governance Committee amended the Company’s Corporate Governance Guidelines to provide that service by a Board member on the board of directors (or equivalent body) of any for-profit entity would require pre-approval by the Nominating and Governance Committee.

We also have a Code of Ethical Conduct that sets the standard for ethics and compliance for all employees and officers as well as members of our Board. Among other things, our Code of Ethical Conduct provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our Code of Ethical Conduct, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action. Any amendment to or waiver of our Code of Ethical Conduct for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.BlueLinxCo.com.

Our current Corporate Governance Guidelines and Code of Ethical Conduct were last updated in September 2019, and may be found on our website, www.BlueLinxCo.com. Additionally, our Corporate Governance Guidelines and Code of Ethical Conduct are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067.

PROHIBITION ON HEDGING AND PLEDGING

Our Insider Trading Policy prohibits all directors, officers, and employees from engaging in hedging or monetization transactions, such as collars, equity swaps, prepaid variable forwards, and exchanging funds with respect to our common stock. Those transactions allow the director, officer, or employee to continue to own covered securities but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objective as other stockholders. In addition, our policy prohibits all directors, officers and employees from holding our securities in a margin account or pledging our securities as collateral for a loan or other obligation.

SUBMISSION OF STOCKHOLDER PROPOSALS
We currently expect to hold our 2021 annual meeting of stockholders in May 2021. If you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 22, 2020. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.
In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2021 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available on our website at www.BlueLinxCo.com and are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. To be timely, notice must be delivered to our Corporate Secretary before February 20, 2021, but no earlier than January 21, 2021; provided, that, in the event the date of the 2021 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2020 Annual Meeting, notice by the stockholder must be delivered not later than the 90th day before the 2021 annual meeting or, if later, 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

DELIVERY OF PROXY MATERIALS
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below, and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report, or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., c/o Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067, or by telephoning the Company at 770-953-7000.

FORM 10-K
Our Form 10-K for fiscal 2019, which is part of our Annual Report to Stockholders, including the financial statements and a list of exhibits, is enclosed with this proxy statement. Copies of exhibits filed with our Form 10-K are available upon written request without charge. Requests should be sent to BlueLinx Holdings Inc., Attn: Investor Relations, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. They are also available, free of charge, at the SEC’s website, www.sec.gov.

FORM OF PROXY CARD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com

BLUELINX HOLDINGS INC.
Annual Meeting of Stockholders
May 21, 2020, 11:00 A.M. EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Justin B. Heineman and Mitchell B. Lewis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on March 26, 2020, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held at 1950 Spectrum Circle, Marietta, Georgia 30067 on May 21, 2020, at 11:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof.

The Board of Directors recommends voting FOR each of the nominees for director in Proposal 1, and FOR Proposals 2, and 3. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made when the duly executed proxy is returned, this proxy will be voted FOR all of the Board’s nominees for director in Proposal 1, and FOR Proposals 2 and 3.

The undersigned understands that this proxy confers discretionary authority with respect to the matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

BLUELINX HOLDINGS INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC PO BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

Nominees

01)	Karel K. Czanderna	02)	Dominic DiNapoli	03)	Kim S. Fennebresque	04)	Mitchell B. Lewis	05)	Alan H. Schumacher
06)	J. David Smith
The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	Proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2020.	☐	☐	☐
3.	Proposal to approve the non-binding, advisory resolution regarding the executive compensation described in the proxy statement.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address change/comments, mark here. (see reverse for instructions)	☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date